EXHIBIT 99.1



             Each of the undersigned agree that the foregoing statement on
   Schedule 13D is being filed on behalf of each and that any future amendment to such statement will be filed on behalf of each.



   Dated:  August 13, 1996            /s/George Tsirivakos
                                      George Tsirivakos



                                      /s/George Tsirivakos
                                      Tsirivakos Software